Exhibit 1.2

EXECUTION COPY

FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment, dated as of February 11, 2005 (this “Amendment”), to the Purchase Agreement, dated as of December 12, 2004 (the “Agreement”), by and between Computer Sciences Corporation, a Nevada corporation, and DynCorp, a Delaware corporation, on the one hand, and The Veritas Capital Fund II, L.P., a Delaware limited partnership, and DI Acquisition Corp., a Delaware corporation on the other hand.

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions of the Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

Section 1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2. Amendment. Section 5.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 5.6. Allocation of Price. Within 90 days after the Closing Date, Acquisition and the Seller shall agree as to the allocation of the Purchase Price among the Dyn International Companies, and to the extent required by Law or any Tax elections, among the assets of the Dyn International Companies; provided, however, that if, within 90 days after the Closing Date, Acquisition and the Seller are unable to agree, any disputed items shall be submitted to a mutually acceptable appraisal firm (the “Appraiser”) for resolution, it being understood that the Appraiser’s duty would be to resolve disputes regarding allocation of the Purchase Price and not to interpret or to resolve disputes over the proper interpretation of this Agreement. With respect to all items in dispute, Acquisition and the Seller shall each submit its proposed resolution and the Appraiser shall be instructed to determine which proposal results in the more accurate allocation of the Purchase Price and shall, not later than within 150 days after the Closing Date, select one of the two proposals. The fees and expenses of the Appraiser shall be paid by the party whose position was not selected as resulting in the most accurate allocation pursuant to the preceding sentence. Thereafter, Acquisition and the Seller shall file all applicable Tax Returns in a manner consistent with the allocations agreed to by Acquisition and the Seller or determined by the Appraiser, as the case may be, and shall not take any positions inconsistent with such allocations unless required by Law.”

Section 3. Miscellaneous.

Section 3.1. Entire Agreement; Assignment.

(a) The Agreement (including the Exhibits, Schedules and other agreements and instruments delivered in connection herewith), this Amendment, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in the Agreement, this Amendment or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

(b) Neither this Amendment nor any of the parties’ rights hereunder shall be assignable by any party hereto (whether voluntarily, involuntarily, by operation of law, or otherwise) without the prior written consent of the other party hereto; provided, however, that CSC and Seller may assign all or any portion of their rights hereunder to an affiliate without the prior written consent of Parent or Acquisition, and provided, further, however, that Acquisition may assign all or any portion of its rights and obligations hereunder to a wholly-owned Subsidiary of Parent or Acquisition or financing source without the prior written consent of CSC or Seller.

Section 3.2. Validity. If any provision of this Amendment, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Amendment, and the application of such provision to other persons or circumstances, shall not be affected thereby and, to such end, the provisions of this Amendment are agreed to be severable.

Section 3.3. Governing Law; Submission to Jurisdiction. This Amendment and all disputes or controversies arising out of or related to this Amendment shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 3.4. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

Section 3.5. Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.

Section 3.6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 3.7. Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect and in accordance with its terms and the parties shall prepare a composite of the Agreement and this Amendment.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

COMPUTER SCIENCES CORPORATION

By:	/s/ Paul T. Tucker
Name: Paul T. Tucker
Title: Vice President

DYNCORP

By:	/s/ Paul T. Tucker
Name: Paul T. Tucker
Title: Vice President

THE VERITAS CAPITAL FUND II, L.P.

By: Veritas Capital Management II, L.L.C.
Its: General Partner

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: Authorized Signatory

DI ACQUISITION CORP.

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: President

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